Exhibit 99.1

AcelRx Pharmaceuticals Appoints Raffi Asadorian as Chief Financial Officer

REDWOOD CITY, Calif., July 19, 2017 – AcelRx Pharmaceuticals, Inc. (Nasdaq: ACRX), a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of moderate-to-severe acute pain, today announced the appointment of Raffi Asadorian as chief financial officer, effective August 16, 2017. Mr. Asadorian brings over 25 years of finance, strategy and corporate development experience to AcelRx, most recently as chief financial officer at Amyris, a commercial-stage biotechnology company.

"I am thrilled to have Raffi join our team. He is an accomplished financial executive who has held leadership roles in large multinational, specialty pharmaceutical and life sciences companies,” said Vince Angotti, chief executive officer of AcelRx Pharmaceuticals. “His global financial and business leadership expertise along with significant transactional experience will be a valuable addition to AcelRx as we evolve into a commercial stage company.”

Prior to joining Amyris, Mr. Asadorian was the CFO for Unilabs, a private equity owned medical diagnostics company. At Unilabs, Mr. Asadorian led finance, corporate development, and investor relations, and was directly involved in defining and implementing the firm’s overall strategy. Mr. Asadorian started his career at PricewaterhouseCoopers (PwC) where, as a partner in its Transaction Services group, he advised clients on mergers and acquisitions, joint ventures and related transactions and financings. While at PwC he advised Barr Pharmaceuticals on their acquisition of PLIVA and, after its acquisition, Mr. Asadorian joined Barr as SVP and CFO of its PLIVA subsidiary. In that role he oversaw a global finance team and was responsible for Barr’s ex-US financial operations, until its acquisition by Teva Pharmaceuticals.

“This is an exciting time to join AcelRx, especially with multiple upcoming milestones in the US and EU that have the potential to transform the company,” commented Mr. Asadorian. "It is clear that the company has an experienced management team and a robust portfolio of late stage assets. I look forward to contributing to this dynamic organization and its growth. ”

About AcelRx Pharmaceuticals, Inc.

AcelRx Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of moderate-to-severe acute pain. A New Drug Application (NDA) for DSUVIA™ (sufentanil sublingual tablet, 30 mcg), known as ARX-04 outside the United States, with a proposed indication for the treatment of moderate-to-severe acute pain in medically supervised settings, was accepted for filing by the United States Food and Drug Administration (FDA) and has been given a PDUFA date of October 12, 2017. In the EU, the European Medicines Agency (EMA) has notified the company that the ARX-04 (sufentanil sublingual tablet, 30 mcg) Marketing Authorisation Application (MAA) has passed validation and that the scientific review of the MAA is underway.

The company's follow on product candidate, ZALVISO® (sufentanil sublingual tablet system), is designed for the management of moderate-to-severe acute pain in adult patients in the hospital setting. The company has completed enrollment in a Phase 3 clinical trial, IAP312, for which it anticipates top-line data results in mid-2017. ZALVISO delivers 15 mcg sufentanil sublingually through a non-invasive delivery route via a pre-programmed, patient-controlled analgesia device. ZALVISO is approved in the EU and is investigational and in late-stage development in the U.S. Grunenthal Group holds the rights for ZALVISO in Europe, where a commercial launch has begun.

For additional information about AcelRx's clinical programs, please visit www.acelrx.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to the process and timing of anticipated future development of AcelRx's product candidates, DSUVIA™ (sufentanil sublingual tablet, 30 mcg), known as ARX-04 outside the United States, and ZALVISO® (sufentanil sublingual tablet system), including U.S. Food and Drug Administration, or FDA, review of the New Drug Application, or NDA, for DSUVIA; the potential approval of the DSUVIA NDA by the FDA; the European Medicines Agency (EMA) scientific review of the ARX-04 Marketing Authorisation Application (MAA); the DSUVIA and ARX-04 clinical trial results; AcelRx's pathway forward towards gaining approval of ZALVISO in the U.S., including successful completion of the IAP312 clinical study for ZALVISO; and the therapeutic and commercial potential of AcelRx's product candidates, including potential market opportunities for DSUVIA, ARX-04 and ZALVISO. These forward-looking statements are based on AcelRx Pharmaceuticals' current expectations and inherently involve significant risks and uncertainties. AcelRx Pharmaceuticals' actual results and timing of events could differ materially from those anticipated in such forward-looking statements, and as a result of these risks and uncertainties, which include, without limitation, risks related to AcelRx Pharmaceuticals' DSUVIA and ARX-04 development programs, including the FDA review of the DSUVIA NDA, the EMA review of the ARX-04 MAA, and the possibility that the FDA or EMA may dispute or interpret differently clinical results obtained from the DSUVIA or ARX-04 Phase 2 and 3 studies; the ZALVISO development program, including successful completion of IAP312 and the resubmission of the ZALVISO NDA to the FDA; any delays or inability to obtain and maintain regulatory approval of its product candidates, including DSUVIA in the United States, ARX-04 in Europe and ZALVISO in the United States; the uncertain clinical development process, including adverse events; the success, cost and timing of all development activities and clinical trials, including the additional clinical trial for ZALVISO, IAP312; the accuracy of AcelRx's estimates regarding expenses, capital requirements and the need for financing; and other risks detailed in the "Risk Factors" and elsewhere in AcelRx's U.S. Securities and Exchange Commission filings and reports, including its Quarterly Report on Form 10-Q filed with the SEC on May 8, 2017. AcelRx undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Contacts:

Brian Korb

The Trout Group LLC

646.378.2923

bkorb@troutgroup.com

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